UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

_____________________

Date of Report (Date of earliest event reported) March 22, 2006

First Financial Corporation
(Exact name of registrant as specified in its charter)

Texas	0-5559	74-1502313
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 Washington Avenue, Waco, Texas (Address of principal executive offices)		76701 (Zip Code)

(254) 757-2424
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01        Other Events.

Background

Beginning in December 2000, First Preference Mortgage Corporation ("FPMC"), the principal operating subsidiary of First Financial Corporation (the "Company"), obtained funding for the mortgage loans that it originates from Colonial Bank, N.A. ("Colonial") under a mortgage warehouse loan agreement (the "Colonial Agreement"). As an additional source of funding for its mortgage loans, in August 2002 FPMC entered into a loan participation agreement with Citizens State Bank of Woodville, Texas ("CSB") under which CSB may elect to participate in loans originated by FPMC (the "CSB Agreement").

As disclosed in the Company's quarterly report on Form 10-QSB for the quarter ended September 30, 2005, on September 28, 2005, the Colonial Agreement was amended for the purposes, among others, of reducing the line of credit available under the agreement from $25,000,000 to $5,000,000 and adjusting certain of FPMC's financial covenants. As disclosed in the Company's report on Form 8-K dated December 13, 2005, the Colonial Agreement was further amended in December 2005 for the purposes, among others, of waiving violation of certain of the financial covenants in the agreement, consenting to certain transactions with affiliates, and extending the maturity and termination date of the Colonial Agreement to March 31, 2006. The transactions with affiliates reported in the December 13, 2005 Form 8-K included, among others, the purchase by entities controlled by David W. Mann, the Company's president, chief executive officer and chief financial officer, of three promissory notes, two of which are convertible into shares of common stock of the Company, for an aggregate principal amount of $1.2 million. The purchase of these notes, which are payable on or before December 29, 2006, had the effect of increasing the Company's working capital by $1.2 million.

Since September 2005, FPMC has made no draws under the Colonial Agreement and in November 2005, FPMC entirely repaid the balance due under the agreement. Since September 2005, FPMC has funded all of the mortgage loans it has originated by draws under the CSB Agreement. As of February 28, 2006, the aggregate amount of participations that were held by CSB under the CSB Agreement was $14,290,270.

Recent Events

By letter received March 29, 2006, FPMC was notified by Colonial that Colonial would neither renew nor extend the Colonial Agreement beyond its March 31, 2006 maturity date, despite FPMC's request that Colonial do so. Management of the Company believes that the reason for this action by Colonial was FPMC's inability since the third quarter of 2003 to operate profitably. By letter received March 29, 2006, FPMC was notified by CSB that CSB would discontinue purchasing participations in the loans originated by FPMC no later than April 30, 2006. The reason given for this action by CSB was that the bank is prohibited by Federal Reserve Regulation W, which restricts and limits loans by CSB (which is controlled by Mr. Mann) to its affiliates (including FPMC), from purchasing participations in extensions of credit exceeding 50% of the extensions of credit originated by FPMC during the preceding twelve-month period. That limit is expected to be reached on April 28, 2006.

Despite its efforts, management of the Company has been unable to obtain alternate sources of funding for FPMC's mortgage loan operations and, at this time, management believes that all reasonable avenues for obtaining such funding have been exhausted. As a result, the Company currently expects that FPMC's mortgage loan operations, the Company's only significant source of revenue, will be discontinued, with no new mortgage loans being funded on and after April 28, 2006. The Company will seek to sell the mortgage banking assets of FPMC and to use the proceeds for corporate purposes, including paying FPMC's creditors. At this time, management does not intend to cause the Company or FPMC to seek protection under the bankruptcy laws. If the process of selling assets is successful and creditors can be satisfied, the Company may retain some residual value that will be preserved for shareholders. It is entirely possible, however, that this process will be unsuccessful, in which case the Company or FPMC may have to seek protection under the bankruptcy laws. If that occurs, the Company's common stock would be likely to have no value.

Forward-looking Statements

Certain statements in this Form 8-K constitute "forward-looking statements," including but not limited to those identified by the words "expect," "believe," "seek to," "intend," "will," "possible," "may" and similar expressions that are attributed to the Company or its management. No forward-looking statements of the Company or its management are guarantees of future outcomes. These statements involve risks and uncertainties, and actual results may differ materially from those in the forward-looking statements as a result of various factors, including but not limited to the value that can be obtained from the sale of assets and the terms on which creditors will agree to be repaid.

SIGNATURE

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FIRST FINANCIAL CORPORATION

By: /s/ David W. Mann
David W. Mann
President and Chief Executive Officer

Date: April 7, 2006